EXHIBIT 2

                                                                EXECUTION COPY



                                   STOCKHOLDER AGREEMENT dated as of November
                              12, 2002, (this "Agreement"), among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").


          WHEREAS Parent, Pivot Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("Sub"), and OraPharma, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

          WHEREAS each Stockholder owns the number of shares of common stock, par value $.001 per share, of the Company, (the "Company Common Stock"), set forth opposite his, her or its name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares" of such Stockholder);

          WHEREAS the Board of Directors of the Company has unanimously approved the terms of this Agreement; and

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.


          NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual promises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

          1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

          (a) Authority, Execution and Delivery; Enforceability. The Stockholder has all requisite power and

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authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the SEC, the execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Subject Shares of the Stockholder under, (i) any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding or instrument, (collectively, "Contracts") to which the Stockholder is a party or by which any of the Subject Shares of the Stockholder is bound or (ii) subject to the filings and other matters referred to in the next sentence, any provision of any judgment, order or decree (collectively, "Judgment") or any statute, law, ordinance, rule or regulation (collectively, "Applicable Law") applicable to the Subject Shares of the Stockholder. No consent, approval, order or authorization (collectively, "Consent") of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder's receipt in the Merger of the Merger Consideration, (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and
(iii) where the failure to obtain such Consent or action, or to make such registration, declaration or filing, could not reasonably be expected to prevent, materially impede or delay the performance by the Stockholder of its obligations under this Agreement. If the Stockholder is a natural person and is married, and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which


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such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

          (b) The Subject Shares. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares (except to the extent that such Subject Shares are issuable upon the exercise of options or Warrants that have not been exercised by such Stockholder), and, except as contemplated by this Agreement, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares.

          2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent (i) is duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and (ii) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the other parties hereto, this Agreement constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, (i) the Certificate of Incorporation or By-laws of Parent, (ii) any Contract to which Parent is a party or by which any properties or assets of Parent are bound in any way that would prevent the consummation by Parent of the transactions contemplated by this Agreement or
(iii) subject to the


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filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Parent or the properties or assets of Parent, in any way that would prevent the consummation by Parent of the transactions contemplated by this Agreement. No Consent of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

          3. Covenants of each Stockholder. Each Stockholder, acting as a stockholder of the Company (or warrantholder of the Company with respect to Section 3(i)) and not as an officer or director of the Company, severally and not jointly, agrees as follows:

          (a) Without in any way limiting each Stockholder's right to vote its Subject Shares in its sole discretion with respect to any other matters, at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall, including by executing a written consent if requested by Parent, vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's Fourth Amended and Restated Certificate of Incorporation or By-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or


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any other obligation of the Company under or with respect to, the Merger, the
Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

          (c) The Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares (or any interest therein) to any person other than pursuant to the terms of the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares other than pursuant to this Agreement and shall not commit or agree to take any of the foregoing actions. The Stockholder shall not, nor shall such Stockholder permit any entity under such Stockholder's control to, deposit any Subject Shares in a voting trust.

          (d) The Stockholder shall not, nor shall it authorize or permit any employees or Affiliates of, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of, the Stockholder (collectively, the "Stockholder Representatives") to, directly or indirectly through any person or entity, (i) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Stockholder Representative of such Stockholder, whether or not such person is purporting to act on behalf of such Stockholder, shall be a breach of this
Section 3(d) by such Stockholder. The Stockholder shall promptly advise Parent orally and in writing of any Takeover Proposal or inquiry made to the Stockholder with respect to any Takeover Proposal.

          (e) Until the earlier of (i) the consummation of the Merger and (ii) termination of the Merger Agreement pursuant to its terms, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and


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cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transaction contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, except as may be required by Applicable Law.

          (f) The Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

          (g) The Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under
Section 262 of the DGCL or other Applicable Law in connection with the Merger.

          (h) (i) In the event that the Termination Fee shall become unconditionally payable pursuant to the terms of the Merger Agreement, each Stockholder shall pay to Parent an amount equal to fifty percent (50%) of all profit (determined in accordance with Section 3(h)(ii)) of such Stockholder, solely in his, her or its capacity as a stockholder of the Company, from the consummation of any Takeover Proposal (such amount to be payable immediately following the consummation of such Takeover Proposal).

          (ii) For purposes of this Section 3(h), the profit of any Stockholder, solely in his, her or its capacity as a stockholder of the Company, from the consummation of any Takeover Proposal shall equal (A) the aggregate consideration received by such Stockholder, solely in his, her or its capacity as a stockholder of the Company, as a result of the consummation of such Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (B) the fair market value, on the date of sale or other disposition, of all Subject Shares of such Stockholder sold or otherwise disposed of after the


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termination of the Merger Agreement and prior to the date of such consummation less (C) the product of $7.41 and the number of Subject Shares owned by such Stockholder, which amount is payable to such Stockholder pursuant to the Merger Agreement, as in effect on the date hereof (the "Original Merger Consideration").

          (iii) In the event that (A) prior to the Effective Time, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and (B) the Effective Time shall have occurred and Parent for any reason shall have increased the amount of the Original Merger Consideration, each Stockholder shall pay to Parent on demand an amount in cash equal to the product of (x) the number of Subject Shares of such Stockholder and (y) 50% of the excess, if any, of (I) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by the Stockholder as a result of the consummation of the Merger, pursuant to the Merger Agreement as in effect on the date of such consummation, determined as of the Effective Time of the Merger, over (II) the Original Merger Consideration.

          (iv) For purposes of this Section 3(h), the fair market value of any non-cash consideration consisting of:

               (A) securities listed on a national securities exchange or traded on The Nasdaq Stock Market shall be equal to the average closing price per share of such security as reported on such exchange or The Nasdaq Stock Market for the five trading days immediately preceding the date of determination; and

               (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 3(h)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Stockholder owning the largest number of Subject Shares as set forth on Schedule A attached hereto within 10 business days prior to the event requiring the selection of such


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                    investment banking firm; provided, however, that if such
                    parties are unable to agree within two business days prior to the date of such event as to the investment banking firm, then such parties shall each select one investment banking firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

          (v) Any payments under this Section 3(h) shall be paid to Parent as designated by it with the same kind of consideration received by each Stockholder in the transaction giving rise to such payment obligation.

          (i) As set forth on Schedule B attached hereto, each Stockholder who also holds Warrants exercisable for Company Common Stock (as set forth opposite his, her or its name on Schedule B attached hereto) hereby consents to the lump sum cash payment as specified in Section 5.04(b) of the Merger Agreement and the concurrent cancelation of such Warrants. The Stockholder does not own, of record or beneficially, any Warrants exercisable for Company Common Stock other than the Warrants set for opposite his, her or its name on Schedule B attached hereto.

          4. Grant of Irrevocable Proxy; Appointment of Attorney-in-Fact.

          (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and Robert O'Neil, Vice President, Business Development, Consumer and Personal Care Group of Parent, Michael E. Sneed, President, Personal Products Company, Division of McNeil, PPC, Inc. and John T. Crisan, Assistant General Counsel of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, and any individual designated in writing by any of them, as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares (i) in favor of adoption of the Merger Agreement and approval of the Merger


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and any other transactions contemplated by the Merger Agreement, (ii) against any Takeover Proposal and (iii) against any amendment of the Company's Fourth Amended and Restated Certificate of Incorporation or By-laws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          (b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

          (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with Section 7.

          5. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          6. Additional Matters. (a) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass,


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whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, and that each certificate representing such Subject Shares will be inscribed with a legend to such effect. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall require or be deemed to require the exercise of, or give any person other than the Stockholder the power to exercise, any option to purchase Company Common Stock or any Warrants held at any time by such Stockholder, it being understood that the foregoing shall in no way limit the provisions of Section 3(i) herein.

          (b) Each Stockholder agrees that such Stockholder will tender to the Company, within 10 business days after the date hereof (or, in the event Subject Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing such Stockholder's Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 5.11 of the Merger Agreement.

          (c) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such a director or officer of the Company. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder or any employee or Affiliate of any Stockholder in his or her capacity as an officer or director of Company to the extent specifically permitted by the Merger Agreement.

          7. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest to occur of
(i) the Effective Time, (ii) the termination of the Merger Agreement or (iii)


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at the option of any Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement that results in any decrease in the price to be paid per share for the shares of Company Common Stock, or any change in the form of consideration to be used to purchase the shares of Company Common Stock that results in a reduction of the amount of cash to be paid in respect thereof. Notwithstanding the foregoing, (a) in the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, Section 3(h) shall survive the termination of the Merger Agreement until the earlier to occur of (I) the 12-month anniversary of the termination of the Merger Agreement in the event that the Termination Fee does not become unconditionally payable before such date or (II) with respect to any Stockholder, the date on which any amount payable by such Stockholder to Parent pursuant to Section 3(h)(i) shall have been paid in full or (b) with respect to any Stockholder, in the event that the Merger shall have been consummated under circumstances where Parent is entitled to receive payment from such Stockholder pursuant to Section 3(h)(iii), Section 3(h) shall survive the consummation of the Merger until the date on which any amount payable by such Stockholder to Parent shall have been paid in full. Nothing in this Section 7 shall relieve or otherwise limit the liability of any party for breach of this Agreement.

          8. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with
Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

          (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".


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          (d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

          (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any legal or equitable rights or remedies.

          (f) GOVERNING LAW; CAPITALIZED TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

          (g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

          9. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court


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                                                                            13

located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

          10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholders, and any assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


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                                                                            14

          IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.


                                   JOHNSON & JOHNSON,



                                   By: /s/ Colleen A. Goggins
                                       --------------------------------------
                                       Name:  Colleen A. Goggins
                                       Title: Member, Executive
                                              Committee; Worldwide
                                              Chairman, Consumer &
                                              Personal Products Group




[Signature pages of the Stockholders follow]

          IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.


                                   Johnson & Johnson



                                   By:
                                       --------------------------------------
                                       Name:
                                       Title:



                                   Domain Partners IV, L.P.
                                   By:  One Palmer Square Associates IV,
                                   L.L.C., its General Partner



                                   By: /s/ Jesse I. Treu
                                       --------------------------------------
                                       Name:  Jesse I. Treu
                                       Title: Managing Member



                                   DP IV Associates, L.P.
                                   By:  One Palmer Square Associates IV,
                                   L.L.C., its General Partner



                                   By: /s/ Jesse I. Treu
                                       --------------------------------------
                                       Name:  Jesse I. Treu
                                       Title: Managing Member



                                   Domain Associates, L.L.C.



                                   By: /s/ Jesse I. Treu
                                       --------------------------------------
                                       Name:  Jesse I. Treu
                                       Title: Managing Member

                                   TL Ventures III L.P.



                                   By: /s/ Pamela A. Strisofsky
                                       --------------------------------------
                                       Name:  Pamela A. Strisofsky
                                       Title: Chief Financial Officer



                                   TL Ventures III Interfund L.P.



                                   By: /s/ Pamela A. Strisofsky
                                       --------------------------------------
                                       Name:  Pamela A. Strisofsky
                                       Title: Chief Financial Officer



                                   TL Ventures III Offshore L.P.



                                   By: /s/ Pamela A. Strisofsky
                                       --------------------------------------
                                       Name:  Pamela A. Strisofsky
                                       Title: Chief Financial Officer

                                   Frazier Healthcare II, L.P.
                                   By FHM II. LLC, its general partner
                                   By Frazier Management LLC, its
                                   managing member



                                   By: /s/ Jon Gilbert
                                       --------------------------------------
                                       Name:  Jon Gilbert, Member

                                   Michael D. Kishbauch


                                   /s/ Michael D. Kishbauch
                                   --------------------------------------


                                   James A. Ratigan



                                   /s/ James A. Ratigan
                                   --------------------------------------


                                   J. Ronald Lawter



                                   /s/ J. Ronald Lawter
                                   --------------------------------------


                                   Jan N. Lessem



                                   /s/ Jan N. Lessem
                                   --------------------------------------


                                   Russell A. Secter



                                   /s/ Russell A. Secter
                                   --------------------------------------

                                                                    SCHEDULE A


      Name and                                               Number of Shares
     Address of                                               of Common Stock
    Stockholder                                               Owned of Record

Domain Partners (1)
One Palmer Square
Princeton, NJ 08542                                              1,062,579

Frazier Healthcare II, L.P.
Two Union Square
601 Union Street
Suite 2110
Seattle, WA 98101                                                1,110,909

TL Ventures (2)
700 Building
435 Devon Park Drive
Wayne, PA 19087-1945                                               849,854

Michael D. Kishbauch                                               345,874

James A. Ratigan                                                    44,056

J. Ronald Lawter                                                   105,875

Jan N. Lessem                                                       18,350

Russell A. Secter                                                    3,200

                 Total:                                           3,540,697


(1) Includes shares held by Domain Partners IV L.P. and DP IV Associates, L.P. and Domain Associates, L.L.C.

(2) Includes shares held by TL Ventures III L.P., TL Ventures III Interfund L.P. and TL Ventures III Offshore L.P.

                                                                    SCHEDULE B



                                                            Number of Shares
                                                            of Common Stock
                                   Number of                 Underlying the
Name of Stockholder                Warrants                     Warrants

Domain Partners IV L.P.              3,457                        3,457

DP IV Associates, L.P.                  83                           83

Frazier Healthcare II, L.P.          4,425                        4,425

TL Ventures III L.P.                 8,907                        8,907

TL Ventures III Interfund L.P.         290                          290

TL Ventures III Offshore L.P.        1,864
L.P.                                                              1,864